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                                                                    Exhibit 99.2

                  INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

                              NONRETALIATION POLICY

     Inland Western Retail Real Estate Trust, Inc. (the "Company") is committed to providing a workplace conducive to open discussion of its business practices. It is Company policy to comply with all applicable laws that protect employees (either of it or its affiliates) against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving corporate fraud or other violations by the Company or its agents of federal or state law or other applicable rules or regulations. Specifically, Company policy prevents any employee (either of it or its affiliates) from being subject to disciplinary or retaliatory action by the Company or any of its employees, agents or affiliates as a result of the employee's:

     - disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation or possible violation of federal or state law or regulation; or

     - providing information, causing information to be provided, filing, causing to be filed, testifying, participating in a proceeding filed or about to be filed (with any knowledge of the employer), or otherwise assisting in an investigation or proceeding regarding any conduct that the employee reasonably believes involves a violation of:

               - federal criminal law relating to securities fraud, mail fraud, bank fraud, or wire, radio and television fraud, or

               - any rule or regulation of the Securities and Exchange Commission, or

               - any provision of federal law relating to fraud against shareholders,

          where, with respect to investigations, such information or assistance is provided to or the investigation is being conducted by a federal regulatory agency, a member of Congress, or a person at the company (or its affiliates) with supervisory or similar authority over the employee.

However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above policy statement and may be subject to disciplinary action, including termination of their employment. In addition, except to the extent required by law, the Company does not intend this Policy to protect employees who violate the confidentiality of any applicable lawyer-client privilege to which the Company, its agents or affiliates may be entitled under statute or common law principles, or to protect employees who violate their confidentiality obligations with regard to the Company's trade secret information. Employees considering providing information that may violate these privileges or reveal Company trade secrets are advised to consult an attorney before doing so.

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     The Company has designated a Scott Wilton as the Compliance Officer who is responsible for administering this Policy. The Compliance Officer is responsible for receiving, collecting, reviewing, processing and resolving concerns and reports by employees and others on the matters described above and other similar matters. Employees are encouraged to discuss issues and concerns of the type covered by this Policy with their supervisor, who is in turn responsible for informing the Compliance Officer of any concerns raised. If the employee prefers not to discuss these sensitive matters with his or her own supervisor, the employee may instead discuss such matters with the Compliance Officer. The Compliance Officer will refer complaints submitted, as he or she determines to be appropriate, as required under the directives of the Board of Directors (or a Committee of the Board) or as required by applicable law, to the Board or an appropriate Committee of the Board.

     The Company's Compliance Officer is Scott Wilton, who may be reached at 630-218-8000, x4743 or wilton@inlandgroup.com

     In addition, the Company has established a procedure by which confidential complaints involving the Company's accounting, auditing, and internal auditing controls and disclosure practices may be raised anonymously within the Company. Attached as EXHIBIT A to this Policy is a description of this confidential complaint procedure. Complaints submitted through this confidential process that involve the Company's accounting, auditing, and internal auditing controls and disclosure practices will be presented promptly at its next upcoming regularly-scheduled meeting or earlier if appropriate to the Audit Committee of the Company's Board of Directors. An employee may use this confidential procedure either to raise a new complaint or to report directly to the Audit Committee if he or she feels that a complaint previously raised with a supervisor or the Compliance Officer has not been appropriately handled.

     If any employee believes he or she has been subjected to any action that violates this Policy, he or she may file a complaint with his or her own supervisor, the Compliance Officer or Mr. Paul Gavreau, Chairman of the Audit Committee, c/o Inland Real Estate Investment Corporation, 2901 Butterfield Rd., Oak Brook, IL 60523. If it is determined that an employee has experienced any improper employment action in violation of this Policy such employee will be entitled to appropriate corrective action.

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                                    EXHIBIT A

                  INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

            COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

     Any employee of the Inland Western Retail Real Estate Trust, Inc. (the "Company") or its affiliates who provide services to the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

     In order to facilitate the reporting of employee complaints, the Company's Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding the accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by employees of concerns regarding the questionable accounting or auditing matters.

RECEIPT OF EMPLOYEE COMPLAINTS

     - Employees with concerns regarding Accounting Matters may report their concerns to the Compliance Officer of the Company.

     - Employees may forward complaints on a confidential or anonymous basis to the Compliance Officer through an e-mail or by regular mail or in person:

                                    Mr. Scott Wilton
                                    The Inland Real Estate Group
                                    2901 Butterfield Rd.
                                    Oak Brook, IL  60523
                                    Telephone: 630-218-8000 x4743
                                    e-mail: wilton@inlandgroup.com

SCOPE OF MATTERS COVERED BY THESE PROCEDURES

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

     - fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

     - fraud or deliberate error in the recording and maintaining of financial records of the Company;

     - deficiencies in or noncompliance with the Company's internal accounting controls;

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     -    misrepresentation or false statement to or by a senior officer or any accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company;

     - deviation from full and fair reporting of the Company's financial condition.

     -    violations of SEC rules or regulations; or

     -    violations of federal law relating to fraud against stockholders.

TREATMENT OF COMPLAINTS

     - Upon receipt of a complaint, the Compliance Officer will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

     - Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Compliance Officer or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

     - Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

     - The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee (either in the provision of information or other assistance) with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

     - The Compliance Officer will maintain a log of ail complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy.

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                  INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

              DESCRIPTION OF RESPONSIBILITIES OF COMPLIANCE OFFICER

                    UNDER COMPANY'S NONRETALIATION POLICY FOR

                     EMPLOYEES WHO REPORT VIOLATIONS OF LAW

     Inland Western Retail Real Estate Trust, Inc. (the "Company") will appoint an individual who is responsible for administering the Company's Nonretaliation Policy for Employees Who Report Violations of Law (the "Policy"). This person is referred to as the "Compliance Officer." The Compliance Officer will report directly to the Audit Committee of the Company's Board of Directors on matters arising under the Policy and this Description of Responsibilities.

     The Compliance Officer's responsibilities under the Policy include;

     - Administering, implementing and overseeing ongoing compliance under the Policy and training individuals about their rights and obligations under the Policy.

     - Establishing and administering procedures to assure that employee complaints will be collected, reviewed promptly (including if appropriate through an independent investigation into the issues raised), resolved in an appropriate manner, and that documents related to such matters will be retained in accordance with company policy.

     - Making himself or herself available to discuss with employees any complaints raised or reports filed.

     - With respect to complaints from employees or non-employees received by the Company relating to its accounting, auditing, and internal auditing controls and disclosure practices, establishing and administering procedures to assure that such complaints will be collected, reviewed promptly, treated or resolved in an appropriate manner, and retained, The Compliance Officer or his or her agent will present any such complaints received by the Company to the Audit Committee of the Board of Directors.

     - With respect to employee complaints relating to the Company's accounting, auditing, and internal auditing controls and disclosure practices, establishing and administering procedures that enable employees to submit complaints and concerns in a confidential and anonymous manner. The Compliance Officer or his or her agent will present any such complaints received by the Company to the Audit Committee of the Board of Directors.

     - Administering and overseeing the Company's training and educational programs designed to ensure that Company employees with supervisory authority with respect to other employees, or who are otherwise involved in the administration of Company

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          policies, are aware of the Policy, know to involve the Compliance
          Officer in any matters involving the Policy that arise (including informing the Compliance Officer of every complaint that arises), and are trained in the proper handling of employee complaints covered by the Policy.

     To ensure that the Company's Management and Disclosure Committee responsible for preparing and reviewing the Company's public filings and other public disclosures made aware of complaints involving the Company's accounting, auditing, and internal auditing controls or disclosure practices made by employees or by others, the Compliance Officer will present to the Disclosure Committee at least once per quarter either a copy or a summary of each complaint received.